PINCOCK, ALLEN & HOLT
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Exhibit To
Amendment No.1 to Form F-3

June 27, 2003

Silver Standard Resources Inc.
Suite 1180, 999 West Hastings Street
Vancouver, BC
Canada V6C 2W2

Dear Sirs:

Re:	Reports on the Bowdens Project, Australia; Candelaria Mine, Nevada; Manantial Espejo Project, Argentina; Shafter Project, Texas; and Sulphurets Project, Canada.

Pincock, Allen & Holt (“PAH”), a division of Hart Crowser Inc.:

o	has reviewed the summary of the estimate of resources at the Bowdens Project in Australia, Candelaria Mine in Nevada, Manantial Espejo Project in Argentina, Shafter Project in Texas, and Sulphurets Project in Canada included in the Form 20-F for the year ended December 31, 2001 of Silver Standard Resources Inc. ("Silver Standard");

o	confirms that each summary of an estimate of resources concurs with the estimate contained in our reports prepared for the Bowdens Project in Australia, Candelaria Mine in Nevada, Manantial Espejo Project in Argentina, Shafter Project in Texas, and Sulphurets Project in Canada;

o	consents to being named as an expert in Amendment no.1 to Form F-3 of Silver Standard to be filed in connection with the sale from time to time of securities of Silver Standard;

o	consents to being referenced in the Form 20-F for the year ended December 31, 2001 of Silver Standard; and

o	consents to this consent being filed as an Exhibit to Amendment no.1 to Form F-3 of Silver Standard.

Yours Sincerely,

Pincock, Allen & Holt

Per:

/s/ Susan R. Poos
______________________
Susan R. Poos, P.E.
Senior Mining Engineer

A Division of Hart Crowser
274 Union Boulevard, Suite 200
Lakewood, Colorado 80228-1835
Fax 303.987.8907Tel
303.986.6950